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EXHIBIT 11

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATIONS OF PER-SHARE EARNINGS
                    (in thousands, except per share amounts)

                        CALCULATION OF EARNINGS PER SHARE

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

                                                             FOR THE FIRST FISCAL
                                                                  QUARTER ENDED
                                                            -------------------------
                                                            APRIL 29,          MAY 1,
                                                              2000              1999
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
Net income (loss) .........................................  $(2,881)         $    97

Weighted average shares ...................................    4,896            4,855
  Dilutive options ........................................        7               36

                                                              -----------------------
Total shares for Diluted EPS purposes .....................    4,903            4,891
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Earnings (loss) per share:
   Basic and diluted ......................................  $ (0.59)        $   0.02
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